Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alcon, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-11145, 333-100746 and 333-86882) of Alcon, Inc. of our report dated February 8, 2006 with respect to the consolidated balance sheets of Alcon, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 20-F of Alcon, Inc.

KPMG LLP

Fort Worth, Texas

March 13, 2006